Exhibit 99.1

Friday, January 25, 2019
FOR IMMEDIATE RELEASE

Washington Federal Assists Hundreds of American Families Impacted by the Government Shutdown with its 90 Day Interest-Free Loan

SEATTLE, WASHINGTON - Today, Washington Federal, Inc. (NASDAQ-WAFD) announced it has helped more than one-thousand American workers either furloughed or working without pay in the first week of its 90-day interest-free loan offer designed to pay their bills through the shutdown. This three month interest-free offer is available to any eligible federal government employee, current customer or not, living within our eight state region for an amount equal to the net take home pay for up to six missed paychecks. It only requires a Washington Federal checking account, including Free Checking, to provide access to the funds.
President and Chief Executive Officer, Brent J. Beardall commented, “We understand many of our hard-working neighbors live paycheck to paycheck. Washington Federal is proud to step in and help them through this uncertain time and support their financial needs. Clearly the need is great and we’re happy to be assisting so many families. We will continue to offer this support.”
    The program has been available for just over one week. We have had over 10,000 unique visitors to the program’s website, made over 1,100 loans totaling over $15 million in commitments. All interested parties are encouraged to visit one of Washington Federal’s 235 branches in eight western states or go to our website, www.washingtonfederal.com for loan terms and conditions.
Washington Federal, Inc. is the parent company of Washington Federal, a national bank that operates in Washington, Oregon, Idaho, Utah, Nevada, Arizona, Texas and New Mexico. Established in 1917, the

Exhibit 99.1

bank provides consumer and commercial deposit accounts, financing for small to middle market businesses, commercial real estate and residential real estate, including consumer mortgages, home equity lines of credit and insurance products through a subsidiary. Member FDIC. Equal Housing Lender.
# # # Contact:
Washington Federal, Inc.
425 Pike Street, Seattle, WA 98101
Brad Goode 206-626-8178
Brad.Goode@wafd.com